Century Communities Reports First Quarter 2016 Results

- Earnings Increased 27% to $0.38 Per Share -

- Home Sales Revenues Grew 17% to $181.1 Million -

- Adjusted Homebuilding Gross Margin Percentage Improved 60 Basis Points to 22.1% -

Greenwood Village, Colorado (May 5, 2016) – Century Communities, Inc. (NYSE: CCS), a top-25 U.S. homebuilder of single-family homes, townhomes and flats in select markets, today announced financial results for its first quarter ending March 31, 2016.

First Quarter 2016 Highlights Compared to First Quarter 2015

•	Net income grew 26% to $8.0 million
•	Pre-tax income increased 31% to $12.4 million
•	Home sales revenues increased 17% to $181.1 million
•	Average home sales price increased 18% to $336,000
•	Homebuilding gross margin percentage improved 120 basis points to 20.3%
•	Adjusted homebuilding gross margin percentage improved 60 basis points to 22.1%
•	Adjusted EBITDA expanded 20% to $17.0 million
•	Net new home contracts grew 12% to 794 homes
•	Backlog value of sold homes increased 17% to $361.3 million
•	Open communities at the end of the quarter increased 10% to 87

“We had a great start to 2016 with earnings increasing 27% to $0.38 per share in the first quarter,” stated Dale Francescon, Co-Chief Executive Officer of the Company. “Our average selling price on home deliveries increased in each of our markets reflecting  a more favorable mix and core price gains. This improvement helped us drive additional gross margin expansion which underscores the strength of our growth strategy and diversified footprint. Looking ahead to the remainder of 2016, we are on a good path to grow home deliveries and leverage our cost base to deliver another full year of profit improvement.”

“We grew our orders 12% during the first quarter resulting in a stronger backlog position to deliver on our full year growth objectives,” said Rob Francescon, Co-Chief Executive Officer of the Company. “We continue to develop and open new communities while also deploying capital wisely on attractive land parcels in target markets. We are especially pleased with our pace of new community openings in Nevada, our strong backlog in Colorado and growing presence across multiple buyer types in Atlanta. We look forward to accomplishing our goals in 2016 and beyond.”

First Quarter 2016 Results

Net income for the first quarter 2016 was $8.0 million, or $0.38 per share, compared to $6.4 million, or $0.30 per share, for the prior year quarter. The improvement in net income was primarily attributable to an increase in home sales revenues and an improvement in homebuilding gross margin.

Home sales revenues for the first quarter 2016 were $181.1 million, compared to $154.3 million for the prior year quarter. The growth in home sales revenues was primarily due to a higher average selling price of homes delivered,  increasing to $336,000 in the first quarter 2016, compared to $284,800 in the prior year quarter, largely due to a shift in regional and product mix from new communities. Homes delivered in the first quarter 2016 were 539 homes, compared to 542 homes in the prior year quarter.

Homebuilding gross margin percentage in the first quarter 2016 improved to 20.3%, as compared to 19.1% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting in cost of homes sales revenues, was 22.1%, compared to 21.5% in the prior year quarter.  SG&A as a percent of home sales revenues was 13.9%, compared to 13.6% in the prior year quarter, primarily as a result of higher home sales revenues, which were offset by an increase in personnel costs and additional investments to support a higher number of open communities.

Net new home contracts in the first quarter 2016 increased to 794 homes, an increase of 12.5%, compared to 706 homes in the prior year quarter, largely attributable to a higher number of average open communities. At the end of the first quarter 2016, the Company had 969 homes in backlog, representing $361.3 million of backlog dollar value, compared to 920 homes, representing $308.0 million of backlog dollar value in the prior year quarter.

At the end of first quarter 2016, the Company had 87 open communities, an increase of 10.1%, compared to 79 open communities at the end of the prior year quarter. Beginning in 2016 the Company revised its open selling community count method to define an open selling community as any community that had one new home contracted to start and more than five homes remaining to be contracted. Under the prior method, the Company formerly defined a selling community as any community that had one new home contracted to start and more than five homes remaining to be delivered. The Company believes the revised method is more consistent with its operations and a better reflection of activity in its markets. The Company has posted a supplemental schedule in the Investors section of its website, which reconciles the redefined open selling community counts to the counts resulting from the prior method for quarterly periods in 2014 and 2015.

Balance Sheet and Liquidity

As of March 31, 2016, the Company had total assets of $957.6 million and inventories of $867.4 million. Liabilities totaled $541.1 million, which included $415.1 million of long-term debt. At March 31, 2016, the Company’s ratio of net debt to net capital was 49.2%. As of March 31, 2016, the Company had $140 million of availability under its unsecured credit facility and the accordion feature thereunder was undrawn.

During the quarter, the Company repurchased 158,859 shares of its common stock, par value $0.01 per share, at a weighted average price of $15.03 per share.

Full Year 2016 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “Based on our current market outlook, we continue to expect our home deliveries to be in the range of 2,500 to 3,000 homes and our home sales revenues to be in the range of $800 million to $950 million, excluding the impact of any future acquisitions for the full year 2016.  We expect our active selling community count to be in the range of 80 to 85 communities at the end of the full year 2016.”

Conference Call

The Company will host a webcast and conference call on Thursday, May 5, 2016 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2016 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through June 5, 2016, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13634957.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Texas, Nevada, Georgia, and Utah. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. Century Communities is a top-25 U.S. homebuilder based on homes delivered. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenue
Home sales revenues	$181,081	$154,335
Land sales revenues	1,970	—
Golf course and other revenue	1,045	2,103
Total revenue	184,096	156,438
Costs and expenses
Cost of home sales revenues	144,353	124,806
Cost of land sales revenues	1,826	—
Cost of golf course and other revenue	716	1,506
Selling, general, and administrative	25,185	20,932
Total operating costs and expenses	172,080	147,244
Operating income	12,016	9,194
Other income (expense):
Interest income	40	16
Interest expense	(2)	(3)
Acquisition expense	(169)	—
Other income	324	317
Gain (loss) on disposition of assets	220	—
Income before income tax expense	12,429	9,524
Income tax expense	4,446	3,173
Net income	$7,983	$6,351

Earnings per share:
Basic and diluted	$0.38	$0.30
Weighted average common shares outstanding:
Basic	20,626,451	20,509,679
Diluted	20,645,247	20,509,679

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$11,437	$29,287
Accounts receivable	17,192	17,058
Inventories	867,357	810,137
Prepaid expenses and other assets	26,147	26,735
Property and equipment, net	9,983	8,375
Amortizable intangible assets, net	4,140	4,784
Goodwill	21,365	21,365
Total assets	$957,621	$917,741
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$13,538	$10,967
Accrued expenses and other liabilities	112,092	106,777
Deferred tax liability, net	411	275
Notes payable and revolving line of credit	415,051	390,243
Total liabilities	541,092	508,262
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,101,574 and 21,303,702 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	211	213
Additional paid-in capital	340,022	340,953
Retained earnings	76,296	68,313
Total stockholders' equity	416,529	409,479
Total liabilities and stockholders' equity	$957,621	$917,741

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	March 31,

	2016	2015	% Change
Atlanta	382	331	15.4%
Central Texas	48	62	(22.6)%
Colorado	236	209	12.9%
Houston	27	27	—%
Nevada	101	77	31.2%
Total	794	706	12.5%

Home Deliveries

(dollars in thousands)

	Three Months Ended March 31,
	2016		2015		% Change

	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price

Atlanta	254	$254.0	255	$222.1	(0.4)%	14.4%
Central Texas	61	$445.1	39	$436.8	56.4%	1.9%
Colorado	157	$438.5	143	$390.3	9.8%	12.3%
Houston	27	$276.8	60	$173.4	(55.0)%	59.6%
Nevada	40	$327.1	45	$320.8	(11.1)%	2.0%
Total / Weight Average	539	$336.0	542	$284.8	(0.6)%	18.0%

Selling Communities

	As of March 31,
	2016	2015	% Change
Atlanta	33	28	17.9%
Central Texas	13	14	(7.1)%
Colorado	25	25	—%
Houston	8	8	—%
Nevada	8	4	100.0%
Total	87	79	10.1%

Century Communities, Inc.

Homebuilding Operational Data

Backlog

(dollars in thousands)

	As of March 31,
	2016			2015			% Change

	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price

Atlanta	411	$113,249	$275.5	399	$90,068	$225.7	3.0%	25.7%	22.1%
Central Texas	96	46,451	483.9	114	55,125	483.6	(15.8)%	(15.7)%	0.1%
Colorado	341	158,777	465.6	284	125,961	443.5	20.1%	26.1%	5.0%
Houston	31	11,250	362.9	58	17,474	301.3	(46.6)%	(35.6)%	20.4%
Nevada	90	31,571	350.8	65	19,345	297.6	38.5%	63.2%	17.9%
Total / Weighted Average	969	$361,298	$372.9	920	$307,974	$334.8	5.3%	17.3%	11.4%

Lot Inventory

	As of March 31,
	2016			2015			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

Atlanta	3,016	2,587	5,603	929	2,824	3,753	224.7%	(8.4)%	49.3%
Central Texas	1,181	462	1,643	1,089	918	2,007	8.4%	(49.7)%	(18.1)%
Colorado	2,901	754	3,655	3,224	747	3,971	(10.0)%	0.9%	(8.0)%
Houston	248	175	423	214	409	623	15.9%	(57.2)%	(32.1)%
Nevada	1,864	—	1,864	1,828	267	2,095	2.0%	(100.0)%	(11.0)%
Total	9,210	3,978	13,188	7,284	5,165	12,449	26.4%	(23.0)%	5.9%

Century Communities, Inc.

Earnings Per Share

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Numerator
Net income	$7,983	$6,351
Less: Undistributed earnings allocated to participating securities	(232)	(185)
Net income allocable to common stockholders	$7,751	$6,166
Denominator
Weighted average common shares outstanding - basic	20,626,451	20,509,679
Dilutive effect for restricted stock units	18,796	—
Weighted average common shares outstanding - diluted	20,645,247	20,509,679
Earnings per share:
Basic and diluted	$0.38	$0.30

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results for the three months ended March 31, 2016 and 2015.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended March 31,
	2016	%	2015	%

Home sales revenues	$181,081	100.0%	$154,335	100.0%
Cost of home sales revenues	144,353	79.7%	124,806	80.9%
Gross margin from home sales	36,728	20.3%	29,529	19.1%
Add: Interest in cost of home sales revenues	3,067	1.7%	1,621	1.1%
Adjusted homebuilding gross margin excluding interest	39,795	22.0%	31,150	20.2%
Add: Purchase price accounting for acquired work in process inventory	136	0.1%	2,027	1.3%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$39,931	22.1%	$33,177	21.5%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

The following table presents adjusted EBITDA for the three months ended March 31, 2016 and 2015.  Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted EBITDA

(in thousands)

	Three Months Ended March 31,
	2016	2015	% Change
Net income	$7,983	$6,351	25.7%
Income tax expense	4,446	3,173	40.1%
Interest in cost of home sales revenues	3,067	1,621	89.2%
Interest expense	2	3	(33.3)%
Depreciation and amortization expense	1,404	988	42.1%
EBITDA	16,902	12,136	39.3%
Purchase price accounting for acquired work in process inventory	136	2,027	(93.3)%
Adjusted EBITDA	$17,038	$14,163	20.3%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com